Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of March 2, 2020 between First Reserve XIV Advisors, L.L.C. (the “Counterparty”) and Project Harlan (“Harlan”). The Counterparty and Harlan are referred to collectively as the “Parties” and individually as a “Party.”

In order to facilitate the consideration, evaluation and negotiation of a possible negotiated transaction involving the Counterparty (or a subsidiary or other Affiliate thereof) and Harlan (or a subsidiary or other Affiliate thereof) (the “Transaction”), the Counterparty has requested access to certain non-public information regarding Harlan. This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

It is understood that upon the execution of this Agreement, Stifel shall disclose the name of the Company (which for the avoidance of doubt, shall be considered Confidential Information and subject to the terms of this Agreement) to the Counterparty and the Counterparty shall have two business days from the date of disclosure of the name of the Company to inform Stifel, via email, of whether the Counterparty wishes to receive any Confidential Information about the Company. In the event that the Counterparty elects not to receive such Confidential Information, the Counterparty and its Representatives shall have no further obligation under this Agreement, other than a duty to maintain as confidential the name of the Company, the existence of this Agreement and the existence and nature of the Transaction.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Limitations on Use and Disclosure of Confidential Information. Subject to section 4 below, neither the Counterparty nor any of the Counterparty’s Representatives (as defined in section 13 below) will, at any time, directly or indirectly: (a) make use of any of the Confidential Information (as defined in section 12 below), except for the specific purpose of considering, evaluating and negotiating a possible Transaction; or (b) disclose any of the Confidential Information to any other Person (as defined in section 13 below). The Counterparty will be liable and responsible for any breach or violation of the applicable terms of this Agreement by any of its Representatives. Without limiting the previous sentence, the Counterparty will (at its own expense) use commercially reasonable efforts to assure that its Representatives do not make any unauthorized use or disclosure of any of the Confidential Information in violation of the terms of this Agreement applicable to Representatives. The Parties acknowledge that the Counterparty is an advisor to a private equity fund and that (a) none of the Counterparty’s Affiliates (including any investment fund managed by the Counterparty or its Affiliates or any portfolio company of any such investment fund) shall be deemed to be one of the Counterparty’s Representatives or have any obligations hereunder unless such person or entity actually receives or is granted access to Confidential Information, and (b) none of the Counterparty’s Affiliates or its or their portfolio companies will be deemed to be a Representative or have any obligation hereunder solely due to the fact that one or more of the Counterparty’s managers or employees who has received or had access to Confidential Information serves as an officer or member of the board of directors (or similar governing body) of such Affiliate or portfolio company; provided that such manager or employee does not provide any Confidential Information to the other directors, officers or employees of such Affiliate or portfolio company.

2. Contact Person. Any request by the Counterparty or any of its Representatives to review any of the Confidential Information must be directed to Stifel Financial Corp. (“Stifel”). Neither the Counterparty nor any of the Counterparty’s Representatives acting on the Counterparty’s behalf will contact or otherwise communicate with any other Representative of Harlan regarding the Confidential Information or the Transaction without the prior written authorization of Stifel; provided that no consent shall be required to communicate with (i) any of Harlan’s Representatives who are included as an addressee or copied on any written or recorded correspondence (including, without limitation, any e-mails, text messages or similar communications) to the Counterparty or to any of its Representatives by Harlan or any of its Representatives in connection with the possible Transaction in response to such correspondence or (ii) any of Harlan’s Representatives who participate in any telephone call or any meeting with the Counterparty or any of its Representatives in connection with the possible Transaction during such telephone call or meeting. The foregoing is not intended to restrict (i) contacts in the ordinary course of business unrelated to the Confidential Information or the Transaction or (ii) general market diligence on a no names basis not specifically directed at Harlan or the Transaction and without use of Confidential Information.

3. No Representations by Harlan. Harlan will have the exclusive authority to decide what Confidential Information (if any) of Harlan is to be made available to the Counterparty and the Counterparty’s Representatives. Neither Harlan nor any of Harlan’s Representatives will be under any obligation to make any particular Confidential Information available to the Counterparty or any of the Counterparty’s Representatives or to supplement or update any Confidential Information previously furnished, except as may be provided in a Definitive Agreement (as defined below). Subject to the last sentence of this section 3, (i) neither Harlan nor any of its Representatives has made or is making, and neither the Counterparty nor any of its Representatives has relied on or is relying on, any representation or warranty, express or implied, regarding Harlan, Harlan’s business, or the accuracy or completeness of any of the Confidential Information and (ii) neither Harlan nor any of its Representatives will have any liability to the Counterparty or to any of the Counterparty’s Representatives relating to or resulting from the use of any of the Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any validly executed and delivered definitive final written agreement that provides for the consummation of a Transaction (a “Definitive Agreement”) will have legal effect.

4. Disclosure of Confidential Information; Agreements with Other Persons.

(a) Notwithstanding the limitations set forth in section 1 above: (i) the Counterparty may disclose the Confidential Information if and to the extent that Harlan consents in writing to the Counterparty’s disclosure thereof; (ii) subject to section 4(c) below, the Counterparty may disclose the Confidential Information to any Representative of the Counterparty, but only to the extent (A) such Representative needs to know such Confidential Information for the purpose of helping the Counterparty consider, evaluate, negotiate or consummate a possible Transaction and (B) such Representative has agreed to abide by or is otherwise bound by the provisions of this Agreement applicable to a Representative of the Counterparty or is otherwise bound by legal or fiduciary obligations of confidentiality and use with respect to the Confidential Information; and (iii) the Counterparty may disclose Confidential Information to the extent required by law, governmental regulation or rules of a regulatory agency or stock exchange or by subpoena or other valid legal process (a “Legal Requirement”), in each case in accordance with and subject to section 4(b) below.

(b) If the Counterparty or any of the Counterparty’s Representatives is required by a Legal Requirement to disclose any of the Confidential Information to any Person, then the Counterparty will (if legally permitted and reasonably practicable) promptly provide Harlan with written notice of the applicable Legal Requirement so that Harlan may seek a protective order or other appropriate remedy. The Counterparty and its Representatives will cooperate reasonably with Harlan and Harlan’s Representatives in any attempt by Harlan to obtain any such protective order or other remedy. If Harlan elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Counterparty disclose the Confidential Information, then the Counterparty may disclose such Confidential Information to the extent legally required; provided, however, that the Counterparty and its Representatives will use their reasonable efforts to cause such Confidential Information to be treated confidentially by each Person to whom it is disclosed. Notwithstanding anything to the contrary in this letter agreement, if the Counterparty or any of its Representatives are subject to routine examination by a regulatory governmental agency not specifically directed at Harlan or the Confidential Information, the Counterparty or its Representatives may disclose any Confidential Information as requested by a regulator in the course of any such examination, without complying with the foregoing notice and cooperation requirements.

(c) Notwithstanding anything to the contrary contained in this Agreement, until the earlier to occur of (x) the expiration of the Standstill Period or (y) the Fall Away Time, without Harlan’s prior written consent, neither the Counterparty nor any of its Representatives (to the extent that such Representatives act at the direction or encouragement of the Counterparty) shall disclose any of the Confidential Information to:

(i) any existing or prospective debt financing source or lender of or to (x) the Counterparty or (y) any Affiliate of the Counterparty; or

(ii) any existing or prospective financial advisor of or to (x) the Counterparty or (y) any Affiliate of the Counterparty.

(d) Notwithstanding anything to the contrary contained in this Agreement, until the earlier to occur of (x) the expiration of the Standstill Period or (y) the Fall Away Time, the Counterparty covenants that neither the Counterparty nor any of its Representatives (to the extent that such Representatives act at the direction or encouragement of the Counterparty) will enter into, without Harlan’s prior written consent, any agreement, arrangement or understanding with any other Person that:

(i) provides that any other existing or prospective investor or acquirer or any other Person (other than a Permitted Co-Investor) will refrain from (A) investing in, bidding on or acquiring any securities or assets of Harlan, any subsidiary of Harlan or any other Affiliate of Harlan, (B) merging or combining with Harlan, any subsidiary of Harlan or any other Affiliate of Harlan or (C) engaging in any other transaction involving Harlan, any subsidiary of Harlan or any other Affiliate of Harlan; or

(ii) limits any existing or prospective debt financing source or lender from acting as a debt financing source or lender for any other existing or prospective investor or acquirer; provided that, after Harlan has consented to receipt of Confidential Information by a prospective debt financing source or lender from the Counterparty, the foregoing shall not prohibit the Counterparty from entering into customary “tree” arrangements with such financing source or lender.

5. Return or Destruction of Confidential Information. Upon Harlan’s written request, the Counterparty and the Counterparty’s Representatives will promptly, in a time legally and practicably possible, deliver to Harlan all of the Confidential Information (and all copies thereof) obtained or possessed by the Counterparty or any of the Counterparty’s Representatives (or, in lieu of delivering to Harlan any of the Confidential Information, the Counterparty may destroy such Confidential Information and deliver to Harlan written confirmation (email to suffice) of their destruction); provided that the Counterparty may retain copies of the Confidential Information to the extent (i) required by applicable law, governmental regulation or bona fide compliance policies, or (ii) such Confidential Information is securely “backed-up” in the ordinary course on the Counterparty’s electronic information management and communications systems or servers. Notwithstanding the delivery to Harlan (or the destruction by the Counterparty) of the Confidential Information pursuant to this section 5, the Counterparty and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement. If the Counterparty retains copies of any Confidential Information as permitted by this Section 5, then, notwithstanding any termination of this Agreement, the Counterparty and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement with respect to such information until the earlier of (i) date on which such Confidential Information is no longer retained, (ii) the date on which such information ceases to be Confidential Information or (iii) the fourth anniversary of the date of this Agreement.

6. Limitation on Soliciting Employees. During the 18-month period commencing on the date of this Agreement, neither the Counterparty nor any of the Counterparty’s Representatives (to the extent acting at the Counterparty’s direction) will solicit for employment or employ, whether directly or indirectly, any Specified Employee; provided, however, that this section 6 will not prevent the Counterparty or any of the Counterparty’s Representatives from: (a) causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of Harlan or any of its subsidiaries (and any hiring as a result thereof); (b) engaging any recruiting firm or similar organization to identify or solicit Persons for employment on behalf of the Counterparty (or a subsidiary thereof), and any hiring as a result thereof, as long as such recruiting firm or organization is not instructed to target any employees of Harlan or any of its subsidiaries; or (c) employing any Specified Employee who contacts the Counterparty on his or her own initiative without any direct or indirect solicitation by or encouragement from the Counterparty in violation of this Agreement or who has not been employed by Harlan (or a subsidiary or other Affiliate thereof) during the preceding six months. For purposes of this section 6, a Person shall be deemed to be a “Specified Employee” if such Person is identified on Schedule A hereto or is a replacement of an individual identified on Schedule A hereto.

7. Standstill Provision. During the 12-month period commencing on the date of this Agreement (the “Standstill Period”), neither the Counterparty nor any of the Counterparty’s Representatives (to the extent acting at the Counterparty’s direction) will, in any manner, directly or indirectly, without Harlan’s prior written consent:

(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Harlan or any securities of any subsidiary or other Affiliate of Harlan, (ii) any acquisition of any assets of Harlan or any assets of any subsidiary or other Affiliate of Harlan, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Harlan or any subsidiary or other Affiliate of Harlan, or involving any securities or assets of Harlan or any securities or assets of any subsidiary or other Affiliate of Harlan, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Harlan;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Harlan;

(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Harlan;

(d) take any action that would reasonably be expected to require Harlan to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) agree or offer to take, or knowingly encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f) assist, induce or knowingly encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h) publicly request or publicly propose that Harlan or any of Harlan’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this section 7.

Notwithstanding the foregoing provisions of Section 7, (1) neither the Counterparty nor its Affiliates shall be prohibited from owning the shares of common stock of Harlan that the Counterparty or its Affiliates own on the date hereof and voting those shares as the Counterparty or its Affiliates see fit on any matter, (2) no Affiliate of the Counterparty shall be prohibited from transferring the shares of common stock of Harlan held by such Affiliate of the Counterparty to another Affiliate of the Counterparty, (3) the foregoing restrictions shall not apply to acquisitions of less than 2% of the equity securities of Harlan or of its subsidiaries, and (4) the restrictions of this Section 7 shall cease and this Section 7 shall not be effective upon and after (such moment in time being referred to herein as the “Fall Away Time”): (x) the public announcement by Harlan that its board of directors has approved, or that Harlan or its subsidiaries has entered into, a definitive agreement providing for a business combination or sale transaction involving the acquisition of more than 50% of the voting securities of Harlan or any of its principal subsidiaries or all or substantially all of the assets of Harlan and its subsidiaries, taken as a whole, (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise); (y) any person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), other than the Counterparty and its Affiliates in violation of this Agreement, shall have acquired, directly or indirectly, more than 50% of the outstanding voting securities of Harlan or any of its principal subsidiaries or all or substantially all of the assets of Harlan and its subsidiaries, taken as a whole; or (z) the public announcement by any Person or “group” (other than the Counterparty or its Affiliates) of (i) its commencement or intention to commence a tender offer for shares of Harlan if the board of directors of Harlan recommends that Harlan’s stockholders accept such tender offer or is neutral in respect of such tender offer or (ii) a proxy contest with respect to a tender offer for shares of Harlan pursuant to which stockholders elect directors who were not nominated by the board of directors of Harlan (or a committee thereof) and such elected directors represent a majority of the board of directors.

For the purpose of clarity, nothing in this section 7 shall restrict the Counterparty or any of the Counterparty’s Representatives (to the extent acting on the Counterparty’s behalf or for the Counterparty’s benefit) from making any proposal regarding a possible Transaction directly to the board of directors of Harlan on a confidential basis if such proposal does not require Harlan to make a public announcement regarding this Agreement, a possible Transaction, or any of the matters described in sections 7(a) through and including 7(g).

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

8. No Obligation to Pursue Transaction. Unless the Counterparty (or a subsidiary or other Affiliate thereof) and Harlan (or a subsidiary or other Affiliate thereof) enter into a Definitive Agreement, no agreement providing for a Transaction will be deemed to exist between the Counterparty (or a subsidiary or other Affiliate thereof) and Harlan (or a subsidiary or other Affiliate thereof), and no Party (and no subsidiary or other Affiliate of either Party) will be under any obligation to negotiate or enter into any such agreement or Transaction. The Counterparty acknowledges that: (a) Harlan and its Representatives will conduct the process for the potential Transaction as they in their sole discretion determine (including negotiating with any prospective buyer and entering into definitive agreements without prior notice to the Counterparty or any other Person); (b) any procedures relating to the potential Transaction may be changed at any time without notice to the Counterparty or any other Person; (c) Harlan will have the right, in its sole discretion, to reject any proposal made by the Counterparty or any of the Counterparty’s Representatives with respect to a transaction involving the Counterparty; and (d) Harlan will have the right to terminate discussions and negotiations with the Counterparty at any time, without giving notice to the Counterparty.

9. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

10. Remedies. Each Party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party would suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties.

11. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of process, summons, notice or document by U.S. registered mail to the address set forth beneath the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (d) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in such court; and (c) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in such court has been brought in an inconvenient forum.

12. Confidential Information.

(a) For purposes of this Agreement, subject to section 12(b) below, “Confidential Information” will be deemed to include the following: (i) any information (including any technology, intellectual property, know-how, patent application, test result, research study, business plan, contract provision, budget, forecast or projection) relating directly or indirectly to the business, products or services of Harlan, any predecessor entity or any subsidiary or other Affiliate of Harlan (whether prepared by Harlan or by any other Person and whether in written, electronic, oral or other form) that is or has been made available (whether on or after the date of this Agreement) to the Counterparty or any Representative of the Counterparty who is acting on behalf of or at the direction of the Counterparty in respect of the proposed Transaction by or on behalf of Harlan or any Representative of Harlan; and (ii) such portions of any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Counterparty or any Representative of the Counterparty and to the extent it contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(i)” of this sentence.

(b) Notwithstanding anything to the contrary in section 12(a) above, Harlan’s “Confidential Information” will be deemed not to include: (i) any information that is or becomes available to the public other than as a direct or indirect result of the disclosure of any of such information by the Counterparty or by any of the Counterparty’s Representatives in violation hereof; (ii) any information that was in the Counterparty’s or its Representatives’ possession (to the extent any such third party Representatives were acting on behalf of Counterparty) prior to the time it was first made available to the Counterparty or any of the Counterparty’s Representatives by or on behalf of Harlan or any of Harlan’s Representatives, provided that the source of such information was not and is not known to the Counterparty or any of the Counterparty’s Representatives to be bound by any contractual or other obligation of confidentiality to Harlan with respect to any of such information; (iii) any information that becomes available to the Counterparty or its Representatives (to the extent any such third party Representatives are acting on behalf of Counterparty) on a non-confidential basis from a source other than Harlan or any of Harlan’s Representatives, provided that such source is not known to the Counterparty or any of the Counterparty’s Representatives to be bound by any contractual or other obligation of confidentiality to Harlan with respect to any of such information; or (iv) any information which is or was independently developed by the Counterparty or its Representatives without violation hereof.

(c) In addition, each Party further agrees that, without the consent of the other Party, such Party will not, and will direct its Representatives not to: disclose to any Person (i) the existence and terms of this Agreement, and the fact that Confidential Information has been made available by Harlan to the Counterparty or any of the Counterparty’s Representatives; and (ii) the fact that discussions or negotiations are or may be taking place with respect to a possible Transaction, and the proposed terms of any such Transaction, provided that Harlan may disclose such information on a “no names” basis in a proxy statement, Form S-4, or other document filed with or furnished to the Securities and Exchange Commission.

13. Miscellaneous.

(a) For purposes of this Agreement, a Person’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary or other Affiliate of such first Person, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, current or potential financing source, capital source or lender, agent or representative of such first Person or of any of such first Person’s subsidiaries or other Affiliates; provided that, (x) in each case, the Counterparty’s Representatives shall include only such Persons that (A) directly or indirectly act at the direction or encouragement of the Counterparty with respect to the matters contemplated by this Agreement or (B) actually receive or are aware of any of the Confidential Information from or on behalf of the Counterparty and (y) during the Standstill Period, no Representative of the Counterparty other than a Representative that is a Permitted Co-Investor shall be a source of equity financing of, or co-investor or co-acquirer with, the Counterparty with respect to the possible Transaction. “Permitted Co-Investors” shall mean and be deemed to include any Affiliate of the Counterparty.

(b) For purposes of this Agreement, the term “Affiliate” shall mean, with respect to any Person, all Persons directly or indirectly controlling, controlled by or under common control with such Person, where control may be by either management authority, contract or equity interest. As used in this definition, control and correlative terms have the meanings ascribed to such words in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

(c) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(d) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(e) Except as expressly set forth herein, all of the obligations of the Parties, including the confidentiality and non-use provisions herein, shall terminate on (i) the date stated above therefor in the case of Sections 5, 6 and 7 or (ii) if not covered by such specific provisions, the earlier of the second anniversary of the date hereof and the date on which the Parties or their affiliates enter into a definitive transaction.

(f) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(g) By making Confidential Information or other information available to the Counterparty or the Counterparty’s Representatives, Harlan is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(h) This Agreement (i) constitutes the entire agreement between the Parties regarding the subject matter hereof, except as may be set forth in a Definitive Agreement and (ii) supersedes any prior agreement between the Parties regarding the subject matter hereof.

(i) This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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The Parties have caused this Agreement to be executed as of the first date written above.

Project Harlan		First Reserve XIV Advisors, L.L.C

By:	/s/ John H. Sottile	By:	/s/ Robert Gallagher
Name:	John H. Sottile	Name:	Robert Gallagher
Title:	President and Chief Executive Officer	Title:	Deputy General Counsel
Address:	1684 W. Hibiscus Blvd. Melbourne, FL 32901	Address:	290 Harbor Dr. Stamford, CT 06902 NDAs@firstreserve.com

SCHEDULE A

SPECIFIED EMPLOYEES